Exhibit 4(ww)

CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS

WITH RESPECT TO THE

ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

WELLS FARGO & COMPANY

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of Wells Fargo & Company, a Delaware corporation (the “Company”), at a meeting duly convened and held on February 25, 2003, at which a quorum was present and acting throughout:

WHEREAS resolutions were adopted by the Board of Directors, which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on March 31, 1994, providing for and authorizing the issuance of 40,900 shares of ESOP Cumulative Convertible Preferred Stock; and

WHEREAS as of December 31, 2002, all the outstanding shares of the ESOP Cumulative Convertible Preferred Stock were converted into fully paid and nonassessable shares of common stock of the Company.

RESOLVED that none of the authorized shares of the ESOP Cumulative Convertible Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations previously filed on March 31, 1994 with the Secretary of State of the State of Delaware with respect to such series.

RESOLVED that the Chairman, the President, any Vice Chairman, any Executive Vice President, any Senior Vice President, the Secretary and any Assistant Secretary are hereby authorized to execute, acknowledge, and file such instruments and documents as they, or any of them, may deem necessary or advisable to eliminate from the Company’s Restated Certificate of Incorporation, as amended, all matters set forth in said Certificate of Designations with respect to the ESOP Cumulative Convertible Preferred Stock.

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Laurel A.

Holschuh, its Senior Vice President, and attested by Rachelle M. Graham, its Assistant Secretary, this 20th day of March, 2003.

WELLS FARGO & COMPANY

By	/s/ LAUREL A. HOLSCHUH

Senior Vice President

ATTEST:

/s/ RACHELLE M. GRAHAM

Assistant Secretary

[Filed in the Office of the Delaware Secretary of State on March 20, 2003]